STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of January 10, 2007 (this “Agreement”), by and among BETH JARVIS (“Seller”); AVENEL FINANCIAL GROUP, INC. (“Purchaser”) and TRIPLE BAY INDUSTRIES, a Florida corporation (“Company”).

WITNESSETH

WHEREAS, Seller desires to sell to Purchaser 15,000,000 shares of the Company’s common stock, no par value (the “Common Stock”) (the “Shares”), representing 98% of the Company’s issued and outstanding shares of the Common Stock of the Company, on the terms and conditions set forth in this Stock Purchase Agreement (“Agreement”), and

WHEREAS, Purchaser desires to buy the Shares on the terms and conditions set forth herein, and

WHEREAS the Company joins in the execution of this Agreement for the purpose of evidencing its consent to the consummation of the foregoing transactions and for the purpose of making certain representations and warranties to and covenants and agreements with the Purchaser.

NOW THEREFORE, in consideration of the promises and respective mutual agreements herein contained, it is agreed by and between the parties hereto as follows.

ARTICLE 1
SALE AND PURCHASE OF THE SHARES

1.1 Sale of the Shares. Subject to the terms and conditions herein set forth, on the basis of the representations, warranties and agreements herein contained, at the Closing Seller agrees to sell, assign, transfer and deliver the Shares to Purchaser, and Purchaser agrees to purchase the Shares from the Seller.

1.2 The Closing. The purchase of the Shares shall take place at the office of Andrews Kurth LLP, counsel to the Purchaser or such other place as Purchaser and Seller may mutually agree as soon as practicable after all conditions to closing set forth herein have been satisfied, herein referred to as the “Closing Date”.

1.3 Instruments of Conveyance and Transfer. At the Closing, Seller shall deliver certificates representing the Shares to Purchaser duly endorsed by the Seller to the Purchaser, in form and substance satisfactory to Purchaser (“Certificates”), as shall be effective to vest in Purchaser all right, title and interest in and to all of the Shares. See Article 8 below.

1.4 Consideration and Payment for the Shares. In consideration for the Shares, Purchaser shall pay to the Seller a total purchase price of $649,000 (the “Purchase Price”).

1.5 Conditions to Closing. Purchaser’s obligation to close shall be conditional upon the completion to Purchaser’s satisfaction of the following matters:

(a) Completion to Purchaser’s satisfaction of its review of the Form 10-KSB of the Company for the year ended December 31, 2006;

(b) The Company being in good standing and existence under Florida law with all franchise taxes current;

(c) The Company shall have paid or satisfied all obligations to which it is a party, all obligations to Jendco or Seller, and all obligations to IMM, other than routine accounts payable incurred in the ordinary course of business not more than 45 days old;

(d) At the time of Closing, the accounts receivable of the Company that are not more than 45 days old shall equal or exceed the account of the Company’s accounts payable;

(e) Completion of the audit of the financial statements of the Company for each of the two fiscal years ended December 31, 2006, and the filing by the Company of its Form 10-KSB for the 2006 fiscal year.

1.6 Escrow. The Purchase Price has been deposited with John B. Lowy, PC to be sent at Closing by wire transfer as directed by Seller, with the certificates representing the Shares being deposited with John B. Lowy, PC and released to Purchaser by John B. Lowy, PC at the time the Purchase Price is released to Seller. John B. Lowy, PC will execute a counterpart of this Agreement or a separate letter acknowledging his responsibilities.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents, warrants and undertakes to the Purchaser that, except as set forth in the Disclosure Schedule:

2.1 Transfer of Title. Seller shall transfer all right, title and interest in and to the Shares to the Purchaser free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands and claims, of any kind or nature whatsoever, whether direct or indirect or contingent.

(a) Due Execution. This Agreement has been duly executed and delivered by the Seller.

(b) Valid Agreement. This Agreement constitutes, and upon execution and delivery thereof by the Seller, will constitute, a valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms.

(c) Authorization. The execution, delivery and performance by the Seller of this Agreement and the delivery by the Seller of the Shares have been duly and validly authorized by the Company, and no further consent or authorization of the Seller, the Company, its Board of Directors, or its stockholders is required.

(d) Seller’s Title to Shares; No Liens or Preemptive Rights; Valid Issuance. Seller has and at the Closing will have good and valid title and control of the Shares; there will be no existing impediment or encumbrance to the sale and transfer of such Shares to the Purchaser; and on delivery to the Purchaser of the Shares, good and valid title to all the Shares will pass to Purchaser and all of the Shares will be free and clear of all taxes, liens, security interests, pledges, rights of first refusal or other preference rights, encumbrances, charges, restrictions (other than resale restrictions under federal and state securities laws), demands, claims or assessments of any kind or any nature whatsoever whether direct, indirect or contingent and shall not be subject to preemptive rights, tag-along rights, or similar rights of any of the stockholders of the Company. The Shares have been legally and validly issued in compliance with all applicable U.S. federal and state securities laws, and are fully paid and non-assessable shares of the Company’s Common Stock; and the Shares have all been issued under duly authorized resolutions of the Board of Directors of the Company. At the Closing, pursuant to Section 1.6 Seller shall deliver to the Purchaser Certificates representing the Shares free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever with appropriate stock powers with medallion guarantees.

2.2 No Governmental Action Required. The execution and delivery by the Seller of this Agreement does not and will not, and the consummation of the transactions contemplated hereby will not, require any action by or in respect of, or filing with, any governmental body, agency or governmental official, other than disclosure reports required by the laws and rules of the SEC.

2.3 Compliance with Applicable Law and Corporate Documents. The execution and delivery by the Seller and the Company of this Agreement does not and will not, and the sale by the Seller of the Shares and the consummation of the other transactions contemplated by this Agreement does not and will not contravene or constitute a default under or violation of (i) any provision of applicable law or regulation, (ii) the articles of incorporation or by-laws of the Company or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller or any of his or the Company’s assets, or result in the creation or imposition of any lien on any asset of the Seller.

2.4 Not a Voting Trust: No Proxies. None of the Shares is or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to the Shares. Except for the agreement with IMM disclosed in the Company’s SEC reports, which will be satisfied by Purchaser making a capital contribution to the Company in the amount of $16,000 at Closing, deposited with Mr. Lowy, and the IMM debt of $16,000 being paid therefrom by Mr. Lowy, who shall secure a satisfaction and release from IMM at the time of releasing such funds, neither the Seller nor the Company is a party to any agreement which offers or grants to any person the right to purchase or acquire any of the Shares. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the sale contemplated by this Agreement, impair, restrict or delay any voting rights with respect to the Shares.

2.5 Survival of Representations. The representations and warranties herein by the Seller will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though said representations and warranties had been made on and as of the Closing Date and will survive the Closing Date as provided in Section 7.1(c).

2.6 Adoption of Company’s Representations. The Seller adopts and remakes as his own each and every representation, warranty and undertaking made by the Company in Article 3 below as if they had made such representations, warranties and undertakings to the Purchaser directly.

2.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Purchaser or the Company in connection with the transactions contemplated by this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

The Company represents, warrants and undertakes to the Purchaser that, except as set forth on the Disclosure Schedule:

3.1 Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida (a) with full power and authority to own, lease, use, and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. The Company has no subsidiaries. The Company is not qualified to conduct business in any jurisdiction other than the States of Florida and Ohio, and (b) all actions taken by the current directors and stockholders of the Company have been valid and in accordance with the laws of the State of Florida and all actions taken by the Company have been duly authorized by the current directors and stockholders of the Company as appropriate.

3.2   (a) Company Authority. The Company has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated herein.

(b) Due Authorization. The execution, delivery and performance by the Company of this Agreement has been duly and validly authorized and no further consent or authorization of the Company, its Board of Directors or its stockholders is required. The Seller is not disqualified from acting as a director with respect to the transactions contemplated hereby by reason of his interest in the transactions.

(c) Valid Execution. This Agreement has been duly executed and delivered by the Company.

(d) Binding Agreement. This Agreement constitutes, and upon execution and delivery thereof by the Company, will constitute, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditor’s rights generally or the availability of equitable remedies.

(e) No Violation of Corporate Documents or Agreements. The execution and delivery of this Agreement by the Company and the performance by the parties hereto of its obligations hereunder will not cause, constitute, or conflict with or result in (i) any breach or violation, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under any of the provisions of, or constitute a default under, any license, indenture, mortgage, charter, instrument, certificate of incorporation, bylaw, judgment, order, decision, writ, injunction, or decree or other agreement or instrument or proceeding to which the Company or its stockholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto by required, (ii) an event that would cause the Company to be liable to any party, or (iii) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of the Company or on the securities of the Company to be acquired by the Purchaser.

3.3 Authorized Capital, No Preemptive Rights, No Liens; Anti-Dilution. As of the date hereof, the authorized capital of the Company is 2,000,000,000 shares of Common Stock, no par value, and 200,000,000 shares of Preferred Stock, no par value. The issued and outstanding capital stock of the Company is 15,262,600 shares of Common Stock and no shares of Preferred Stock. All of the shares of capital stock are duly authorized, validly issued, fully paid and non-assessable. No shares of capital stock of the Company are subject to preemptive rights or similar rights of the stockholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company, or otherwise. As of the date hereof (i) there are no outstanding options, warrants, convertible securities, scrip, rights to subscribe for, puts, calls, rights of first refusal, tag-along agreements, nor any other agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, and (ii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act of 1933, and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in the Company’s certificate of incorporation or bylaws or in any agreement providing rights to security holders) that will be triggered by the transactions contemplated by this Agreement. The Company has furnished to Purchaser true and correct copies of the Company’s certificate of incorporation and bylaws.

3.4 No Governmental Action Required. The execution and delivery by the Company of this Agreement does not and will not, and the consummation of the transactions contemplated hereby will not, require any action by or in respect of, or filing with, any governmental body, agency or governmental official, other than disclosure reports required by the laws and rules of the SEC.

3.5 Compliance with Applicable Law and Corporate Documents. The execution and delivery by the Company of this Agreement and the performance by the parties hereto of the transactions contemplated hereby does not and will not contravene or constitute a default under or violation of (i) any provision of applicable law or regulation, (ii) the Company’s certificate of incorporation or bylaws, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any its assets, or result in the creation or imposition of any lien on any asset of the Company. To the best of its knowledge, the Company is in compliance with and conforms to all statutes, laws, ordinances, rules, regulations, orders, restrictions and all other legal requirements of any domestic or foreign government or any instrumentality thereof having jurisdiction over the conduct of its businesses or the ownership of its properties.

3.6 Financial Statements. (a) The Purchaser has received a copy of the audited financial statements of the Company for the fiscal years ended December 31, 2005 and unaudited financial statements of the Company for the nine months ended September 30, 2006 (“Financial Statements”). The Financial Statements fairly present the financial condition of the Company at the dates indicated and its results of their operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against, debts and liabilities of the Company, fixed or contingent, and of whatever nature. (b) Since September 30, 2006 (the “Balance Sheet Date”), there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise and no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operation or prospects, of the Company except in the ordinary course of business. (c) Since the Balance Sheet Date, the Company has not suffered any damage, destruction or loss of physical property (whether or not covered by insurance) affecting its condition (financial or otherwise) or operations (present or prospective), nor has the Company issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of the Company and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of the Company or has incurred or agreed to incur any indebtedness for borrowed money. (d) The Financial Statements are contained in the Company’s filings and reports made with the Securities and Exchange Commission (“SEC”) since the Company’s formation (the “SEC Reports”). The SEC Reports are (i) accurate and complete, (ii) contain all information required to be filed under the rules and regulations of the SEC, (iii) are not subject to any outstanding SEC comment letters or inquiries, and (iv) do not contain any false statement of fact or fail to state ant fact necessary to make the facts stated therein not misleading.

3.7 No Litigation. The Company is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending or threatened governmental investigation. The Company is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

3.8 No Taxes. The Company is not, and will not become with respect to any periods ending on or prior to the Closing Date, liable for any material income, sales, withholding, franchise, excise, license, real or personal property taxes (a “Tax”) to any foreign, United States federal, state or local governmental agencies whatsoever. The S Corporation election of the Company has been terminated for the year ended December 31, 2006. All United States federal, state, county, municipality local or foreign income Tax returns and all other material Tax returns (including information returns) that are required, or have been required, to be filed by or on behalf of the Company have been or will be filed as of the Closing Date and all Taxes due pursuant to such returns or pursuant to any assessment received by the Company have been or will be paid as of the Closing Date. The charges, accruals and reserves on the books of the Company in respect of taxes or other governmental charges have been established in accordance with the tax method of accounting. All returns that have been filed relating to Tax are true and accurate in all material respects. No audit, action, suit, proceeding or other examination regarding taxes for which the Company may have any liability is currently pending against or with respect to the Company and neither Seller nor the Company has received any notice (formally or informally) of any audit, suit, proceeding or other examination. No material adjustment relating to any Tax returns, no closing or similar agreement have been entered into or issued or have been proposed (formally or informally) by any tax authority (insofar as such action relate to activities or income of or could result in liability of the Company for any Tax) and no basis exists for any such actions. The Company has not changed any election, adopted or changed any accounting method or period, filed any amended return for any Tax, settled any claim or assessment of any Tax, or surrendered any right to claim any refund of any Tax, or consented to any extension or waiver of the statute of limitations for any Tax.

3.9 Conduct of the Business. From and after September 30, 2006 until the Closing Date:

(a) The Company has continued to be operated in the usual and ordinary manner in which its business has been conducted in the past and during such period. The Company has not made any expenditures or entered into any commitments which, when compared to past operations of its business, are unusual or extraordinary or outside the scope of the normal course of routine operations;

(b) The Company has kept in a normal state of repair and operating efficiency all tangible personal property used in the operation of its business;

(c) The Company has used its best efforts to maintain the good will associated with its business, and the existing business relationships with its agents, customers, lessors, key employees, suppliers and other persons having relations with it;

(d) The Company has not entered into any contract, agreement or action, or relinquished or released any rights or privileges under any contracts or agreements, the performance, violation, relinquishment or release of which could, on the date on which such contract or agreement was entered into, or such rights or privileges were relinquished or released, be reasonably foreseen to have a material adverse effect;

(e) The Company has not made, or agreed to make, any acquisition of stock or assets of, or made loans to, any person not in the ordinary course of business;

(f) The Company has not sold or disposed of any assets or created or permitted to exist any encumbrance on its assets except (x) in the ordinary course of business and which could not, on the date of such sale, disposition, creation or permission, be reasonably foreseen to have a material adverse effect or (y) as otherwise permitted by this Agreement;

(g) The Company has kept true, complete and correct books of records and accounts with respect to its business, in which entries will be made of all transactions on a basis consistent with past practices and in accordance with the tax method of accounting consistently applied by the Company;

(h) The Company has paid current liabilities as and when they became due and has paid or incurred no fees and expenses not in the ordinary course of its business;

(i) There has been no declaration, setting aside or payment of any dividend or other distribution in respect of any Shares or any other securities of the Company (whether in cash or in kind);

(j) The Company has not redeemed, repurchased, or otherwise acquired any of its securities or entered into any agreement to do so;

(k) The Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

(l) The Company has not made or pledged to make any charitable or other capital contribution outside the ordinary course of business; and

(m) There has not been any other occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business that would have a material adverse effect.

3.10 Liabilities.

(a) Except as set forth in the Financial Statements and the SEC Reports, the Company has no liabilities or obligations.

(b) Except as set forth in the Disclosure Schedule, since September 30, 2006, the Company has not:

(i) subjected to encumbrance, or agreed to do so to any of its assets, tangible or intangible other than purchase money liens in the ordinary course of business on equipment used in the conduct of business and incurred to finance the purchase price of the equipment involved and which do not cover any other asset of the Company;

(ii) except as otherwise contemplated hereby, engaged in any transactions affecting its business or properties not in the ordinary course of business consistent with past practice or suffered any extraordinary losses or waived any rights of substantial value except in the ordinary course of business; or

(iii) other than in the ordinary course of business consistent with past practice, granted or agreed to grant, or paid or agreed to pay any increase in the rate of wages, salaries, bonuses or other remuneration of any officer, director, non-officer/director or employee or become a party to any employment contract or arrangement with any of its directors, officers, consultants or employees or become a party to any contract or arrangement with any director, officer, consultant or employee providing for bonuses, profit sharing payments, severance pay or retirement benefits.

3.11 ERISA Compliance. The Company maintains no “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), under which the Company or any ERISA Affiliate has any current or future obligation or liability or under which any employee of the Company or any ERISA Affiliate has any current or future right to benefits.

3.12 Insurance. The Disclosure Schedule includes a true and correct list of all policies or binders of insurance of the Company in force, specifying the insurer, policy number (or covering note number with respect to binders) and amount thereof and describing each pending claim thereunder. Such policies are in full force and effect and have been provided to Purchaser. The Company is not in default with respect to any provisions contained in any such policy or binder, nor has it failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder, or claims for worker’s compensation. The Company has not received notice of cancellation or non-renewal of any such policy or binder. The Company has never been, and is not now, the subject of any claim relating to damage or injury in excess of the Company’s then-current product liability policy limits or which has been disclaimed by the Company’s insurer.

3.13 Compliance with Law. To the best of its knowledge, the Company has complied with, and is not in violation of any provision of laws or regulations of federal, state or local government authorities and agencies, including any environmental laws and regulations. There are no pending or threatened proceedings against the Company by any federal, state or local government, or any department, board, agency or other body thereof.

3.14 Consents. The Disclosure Schedule lists all consents (“Consents”) of third parties required to be obtained as a result of the change of control of the Company hereby.

3.15 Agreements. Except as set forth in the Disclosure Schedule, the Company is not a party to any material agreement, loan, credit, lease, sublease, franchise, license, contract, commitment or instrument or subject to any corporate restriction. The Disclosure Schedule identifies every loan or credit agreement, and every fully or partially executory agreement or purchase order pursuant to which the Company is obligated to deliver goods or perform services, pay for goods, services or other property, or repay any loan, including, without limitation, any agreement with present or former officers, directors, consultants, agents, brokers, vendors, customers and/or dealers of any nature. True, correct and complete copies of all such agreements have been delivered to Purchaser. Neither the Company nor any other party is in default under any such agreement, loan, credit, lease, sublease, franchise, license, contract, commitment, instrument or restriction. No such instrument requires the consent of any other party thereto in order to consummate the sales of the Shares hereby.

3.16 Environmental Liability. As used herein, “Environmental Laws” means, any federal, state or local (including without limitation the common law), ordinance, rule, regulation, order, decree, judgment, injunction, demand letter, request for information, or schedule or time table set forth in any federal, state or local law (including without limitation the common law), ordinance, rule, regulation, order, decree, judgment, injunction, demand letter or request for information issued, promulgated, approved or entered thereunder relating to pollution or protection of the environment or to occupational health or safety, including without limitation laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land, surface or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substances or wastes. “Hazardous Substance” means any substance or material regulated by any Environmental Law, or in the regulations adopted and publications promulgated pursuant thereto and include, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances, asbestos or any material containing asbestos. To the Company’s knowledge: (i) the Company has obtained all material permits, licenses and other authorizations which are required with respect to its operation under Environmental Laws; (ii) the Company is in substantial compliance with the terms and conditions of the required permits, licenses and authorizations required by the Environmental Laws; (iii) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, proceeding, notice or demand letter pending relating to the Company or threatened against it relating in any way to any Environmental Laws or any regulation, code, plan, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder; (iv) there are no investigations or internal or non-public agency proceedings pending regarding the Company relating in any way to any Environmental Laws or any regulation, code, plan, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder; and (v) during the Company’s ownership of the Assets, there has been no generation, production, refining, processing, manufacturing, use, storage, disposal, treatment, shipment, emission, receipt or release of a Hazardous Substance or petroleum or petroleum by-product on, in or under the Assets of the Company which would subject the Company or Purchaser to liability for the removal, remediation or cleanup of the Hazardous Substance, petroleum or petroleum by-product under the Environmental Laws or common law. The Company has delivered to Purchaser true and complete copies of all environmental studies made by it, at its direction or otherwise in its possession, relating to the Assets. During the ownership and/or operation by the Company of its property, and to the Company’s and Seller’s knowledge, except as disclosed in the Spreadsheet, all Hazardous Substances have been handled in substantial compliance with Environmental Laws.

3.17 Properties. The Company owns no real properties. A list of its personal property is set forth in the Disclosure Schedule.

3.18 SEC Status. The Company is a reporting company pursuant to Section 15(d) of the Securities Exchange Act of 1934, and, subject to the last sentence of this section, its shares are qualified for trading on the Over-the-Counter Bulletin Board under the symbol “TBPI.” The common stock is listed in the Standard & Poors Corporation Records. The Registration Statement is effective, and the Company has received no stop order or order limiting its effectiveness. The Company is currently a “voluntary filer” until such time as it files a Form 8-A to register as a reporting company under the Securities Exchange Act of 1934.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Unless specifically stated otherwise, Purchaser represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

4.1 Agreement’s Validity. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

4.2 Investment Intent. Purchaser is acquiring the Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof.

4.3 Restricted Securities. Purchaser understands that the Shares have not been registered pursuant to the Securities Act of 1933 (the “Act”) or any applicable state securities laws, that the Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Shares cannot be sold or otherwise disposed of without registration under the Act or an exemption therefrom.

4.4 Legend. It is agreed and understood by Purchaser that the Certificates representing the Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

4.5 Disclosure of Information. Purchaser acknowledges that it has been furnished with information regarding the Company and its business, assets, results of operations, and financial condition to allow Purchaser to make an informed decision regarding an investment in the Shares. Purchaser represents that it has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operation, and financial condition.

4.6 Economic Risk. Purchaser acknowledges that it must bear the economic risk of its investment in the Shares for an indefinite period of time since the Shares have not been registered under the Act and therefore cannot be sold unless the Shares are subsequently registered or an exemption from registration is available.

4.7 No Public Solicitation. The sale of the Shares to Purchaser is being made without any public solicitation or advertisements.

4.8 Criminal Proceedings. Neither the Purchaser nor its respective officers, directors, affiliates, promoters nor any predecessor of the Purchaser have been subject to or suffered any of the following:

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other misdemeanor offenses) within ten (10) years from the date hereof;

•
Any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limited such person’s involvement in any type of business, securities or banking activities within ten (10) years of the date hereof; or

•
Being found guilty by a court of competent jurisdiction (in a civil action), the SEC or the CFTC to have violated a federal or state securities or commodities law within ten (10) years of the date hereof, and the judgment has not been revered, suspended or vacated.

4.9 Accredited Investor. Purchaser is a “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Act.

4.10 Financial Matters Experience. Purchaser has such knowledge and experience in financial matters as to be capable of evaluating the merits and risks of an investment in the Shares.

ARTICLE 5
COVENANTS OF THE PARTIES

5.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 7 below). The Purchaser has had the opportunity to review and inspect all documents, books, records (including Tax records), properties, agreements, field operations, environmental records and compliance, and financial data of any sort relating to the Company, and to discuss the Company with its employees, customers and vendors.

5.2 Notices and Consents. The Seller will, and will cause the Company to, give any notices to third parties, and the Seller will use its best efforts, and will cause the Company to use its best efforts, to obtain any third-party Consents that the Purchaser may request. Each of the Parties will (and the Seller will cause the Company to) give any notices to, make any filings with, and use its best efforts to obtain any required authorizations, Consents, and approvals of governmental bodies, except that Purchaser shall be responsible and shall pay for all post-Closing SEC filings necessary in connection with or as a result of this Agreement and any transactions contemplated in this Agreement.

5.3 Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. The Seller will refer all customer inquiries relating to the business of the Company to the Purchaser from and after the Closing.

ARTICLE 6 - THE CLOSING

6.1 Time of Closing. The Closing of the transactions hereby shall occur as expeditiously as possible after the satisfaction of all conditions to Closing, but in any event on or before February 1, 2007.

6.2 Deliveries. The Closing shall occur as a single integrated transaction, as follows.

(a) Delivery by Seller. Seller shall deliver to Purchaser:

(i)	The Shares;

(ii)	copies of resolutions by the Board of Directors of the Company approving the terms of this Agreement and the execution of the Agreement by the Company;

(iii)	copies of all books, records and documents relating to the Company, including the corporate records and stock records of the Company;

(iv)	any other such instruments, documents and certificates as are required to be delivered by Seller or its representatives pursuant to the provisions of this Agreement;

(v)	any third-party Consents;

(vi)	the Disclosure Schedule; and

(vii)	evidence of the satisfaction of all conditions set forth in Section 1.5.

(b) Delivery by Purchaser. Purchaser shall deliver to Seller:

(i)	The Purchase Price in U.S. currency by wire transfer to a bank account designated in writing by the Seller; and

(ii)	copies of resolutions of the Board of Directors of Purchaser approving the terms of the Agreement and the execution of this Agreement by the Purchaser.

(c) Post-Closing Actions

(i)	Immediately upon the Closing Date, the Board of Directors of the Company shall resolve to appoint Michael Pruitt as director of the Company with immediate effect.

(ii)	Following the appointment of such persons to the Board of Directors of the Company, the Seller and all others shall resign from the Board of Directors and as officers.

(iii)
The Company at Purchaser’s expense and in connection with which Seller shall have no responsibility, financial or otherwise, shall make all required filings with the Securities and Exchange Commission to disclose the transactions hereby.

(iv)	The Company shall review the advisability of a forward stock split and a conversion of the Company into a Nevada corporation, with any such action at Purchaser’s expense.

ARTICLE 7
INDEMNIFICATION

7.1 Purchaser Claims. (a) Seller shall indemnify and hold harmless Purchaser, its successors and assigns, against, and in respect of:

(i) Any and all damages, losses, liabilities, costs, and expenses incurred or suffered by Purchaser that result from, relate to, or arise out of:

(A) Any failure by Seller to carry out any covenant or agreement contained in this Agreement;

(B) Any material misrepresentation or breach of warranty by Seller contained in this Agreement, the Disclosure Schedule, or any certificate, furnished to Purchaser by Seller pursuant hereto; or

(C) Any claim by any Person for any brokerage or finder’s fee or commission in respect of the transactions contemplated hereby as a result of Seller’ dealings, agreement, or arrangement with such Person.

(ii) Any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs, and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing including all such expenses reasonably incurred in mitigating any damages resulting to Purchaser from any matter set forth in subsection (i) above.

(b) The amount of any liability of Seller under this Section 7.1 shall be computed net of any tax benefit to Purchaser from the matter giving rise to the claim for indemnification hereunder and net of any insurance proceeds received by Purchaser with respect to the matter out of which such liability arose.

(c) The representations and warranties of Seller contained in this Agreement, the Disclosure Schedule, or any certificate delivered by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated herein shall survive the consummation of the transactions contemplated herein and shall continue in full force and effect for a period until the expiration of any applicable statutes of limitation provided by law (“Survival Period”). Anything to the contrary notwithstanding, the Survival period shall be extended automatically to include any time period necessary to resolve a written claim for indemnification which was made in reasonable detail before expiration of the Survival Period but not resolved prior to its expiration, and any such extension shall apply only as to the claims so asserted and not so resolved within the Survival Period. Liability for any such item shall continue until such claim shall have been finally settled, decided, or adjudicated.

(d) Purchaser shall provide written notice to Seller of any claim for indemnification under this Article as soon as practicable; provided, however, that failure to provide such notice on a timely basis shall not bar Purchaser’s ability to assert any such claim except to the extent that Seller are actually prejudiced thereby, provided that such notice is received by Seller during the applicable Survival Period. Purchaser shall make commercially reasonable efforts to mitigate any damages, expenses, etc. resulting from any matter giving rise to liability of Seller under this Article.

7.2 Defense of Third-Party Claims. With respect to any claim by Purchaser under Section 7.1, relating to a third party claim or demand, Purchaser shall provide Seller with prompt written notice thereof and Seller may defend, in good faith and at its expense, by legal counsel chosen by it and reasonably acceptable to Purchaser any such claim or demand, and Purchaser, at its expense, shall have the right to participate in the defense of any such third party claim. So long as Seller are defending in good faith any such third party claim, Purchaser shall not settle or compromise such third party claim. In any event Purchaser shall cooperate in the settlement or compromise of, or defense against, any such asserted claim.

7.3 Seller Claims. (a) Purchaser shall indemnify and hold harmless Seller, its successors and assigns, against, and in respect of:

(i)	Any and all damages, losses, liabilities, costs, and expenses incurred or suffered by Seller that result from, relate to, or arise out of:

(A) Any failure by Purchaser to carry out any covenant or agreement contained in this Agreement;

(B) Any material misrepresentation or breach of warrant by Purchaser contained in this Agreement, the Disclosure Schedule, or any certificate, furnished to Seller by Purchaser pursuant hereto; or

(C) Any claim by any Person for any brokerage or finder’s fee or commission respect of the transactions contemplated hereby as a result of Purchaser’s dealings, agreement, or arrangement with such Person.

(ii)
Any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs, and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing including all such expenses reasonably incurred in mitigating any damages resulting to Seller from any matter set forth in subsection (i) above.

(b) The amount of any liability of Purchaser under this Section 7.3 shall be computed net of any tax benefit to Seller from the matter giving rise to the claim for indemnification hereunder and net of any insurance proceeds received by Seller with respect to the matter out of which such liability arose.

(c) The representations and warranties of Purchaser contained in this Agreement or any certificate delivered by or on behalf of Purchaser pursuant to this Agreement or in connection with the transactions contemplated herein shall survive the consummation of the transactions contemplated herein and shall continue in full force and effect for a period until the expiration of any application statutes of limitation provided by law (“Survival Period”). Anything to the contrary notwithstanding, the Survival Period shall be extended automatically to include any time period necessary to resolve a written claim for indemnification which was made in reasonable detail before expiration of the Survival Period but not resolved prior to its expiration, and any such extension shall apply only as to the claims so asserted and not so resolved within the Survival Period. Liability for any such item shall continue until such claim shall have been finally settled, decided, or adjudicated.

(d) Seller shall provide written notice to Purchaser of any claim for indemnification under this Article as soon as practicable; provided, however, that failure to provide such notice on a timely basis shall not bar Seller’s ability to assert any such claim except to the extent that Purchaser is actually prejudiced thereby, provided that such notice is received by Purchaser during the applicable Survival Period. Seller shall make commercially reasonable efforts to mitigate any damages, expenses, etc. resulting from any matter giving rise to liability of Purchaser under this Article.

7.4 Defense of Third-Party Claims. With respect to any claim by Seller under Section 7.3, relating to a third-party claim or demand, Seller shall provide Purchaser with prompt written notice thereof and Purchaser may defend, in good faith and at its expense, by legal counsel chosen by it and reasonably acceptable to Seller any such claim or demand, and Seller, at its expense, shall have the right to participate in the defense of any such third-party claim. So long as Purchaser is defending in good faith any such third-party claim, Seller shall not settle or compromise such third-party claim. In any event, Seller shall cooperate in the settlement or compromise of, or defense against, any such asserted claim.

ARTICLE 8
MISCELLANEOUS

8.1 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understanding related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statement, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not set forth.

8.2 Notices. Any notice or communications hereunder must be in writing and given by depositing same in the United States mail addressed to the party to be notified, postage prepaid and registered or certified mail with return receipt requested or by delivering same in person. Such notices shall be deemed to have been received on the date on which it is hand delivered or on the third business day following the date on which it is to be mailed. For purpose of giving notice, the addresses of the parties shall be:

If to Seller:

Beth Jarvis
1630 Integrity Drive East
Columbus, Ohio 43209

If to Purchaser or Company to:

Avenel Financial Group, Inc.
11502 Stonebriar Drive
Charlotte, NC 28277

8.3 Governing Law. This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by the laws of the State of Texas (without regard to principles of conflicts of law).

8.4 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of the appropriate state or federal court in the State of Texas for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby. Each party agrees to commence any such action, suit or proceeding in Dallas, Texas. The parties agree that any service of process to be made hereunder may be made by certified mail, return receipt requested, addressed to the party at the address appearing in Section 9.2. Such service shall be deemed to be completed when mailed and sent and received by Telecopier. Seller and Purchaser each waives any objection based on forum non-conveniens. Nothing in this paragraph shall affect the right of Seller or Purchaser to serve legal process in any other manner permitted by law.

8.5 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power of privilege, preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

8.7 Binding Effect; No Assignment, No Third-Party Rights. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of each of the parties hereto or by operation of law. This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein, expressed or implied, shall give or be construed to give to any person, including any union or any employee or former employee of Seller, any legal or equitable rights, benefits or remedies of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

8.8 Further Assurances. Each party shall, at the request of the other party, at any time and from time to time following the Closing Date promptly execute and deliver, or cause to be executed and delivered, to such requesting party all such further instruments and take all such further action as may be reasonably necessary or appropriate to carry out the provisions and intents of this Agreement and of the instruments delivered pursuant to this Agreement.

8.9 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of the Agreement, or the application of such provision or portion of such provision is held invalid or unenforceable to person or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and such provision or portion of any provision as shall have been held invalid or unenforceable shall be deemed limited or modified to the extent necessary to make it valid and enforceable, in no event shall this Agreement be rendered void or unenforceable.

8.10 Exhibits and Schedules. All exhibits annexed hereto, and all schedules referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth herein. Any matter disclosed on any schedule referred to herein shall be deemed also to have been disclosed on any other applicable schedule referred to herein.

8.11 Captions. All section titles or captions contained in this Agreement or in any schedule or exhibit annexed hereto or referred to herein, and the table of contents to this Agreement, are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

8.12 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Closing Date occurs, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof and the consummation of the transactions contemplated.

8.13 Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement or completing any public filing with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or quotation system, will not issue any such press release or make any such public statement prior to consultation.

8.14 Non-confidentiality. Notwithstanding Section 8.13, the Company, Seller and Purchaser, and each employee, representative or other agent of the same (collectively the “Covered Parties”), may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to a Covered Party relating to such tax treatment and tax structure.

8.15 Release. Except for matters subject to indemnification as provided in Section 7.3, Seller, for herself and her other family members, heirs, successors, and assigns (collectively the “Releasing Parties”) hereby release, acquit, and forever discharge any and all claims and demands of whatever kind or character, whether vicarious, derivative, or direct, whether contingent or liquidated, or whether known or unknown, that she or they, individually, collectively, or otherwise, have or may have or assert or may assert against the Company; the Purchaser, any subsidiary, affiliated, or related company, or other related entity; or any officer, director, fiduciary, agent, employee, representative, insurer, attorney, accountant, financial advisor, consultant, partner, or shareholder of the Company or Purchaser; or any successors and assigns of the Company, the Purchaser or the other entities, companies, partnerships, persons or parties just named (collectively the “Released Parties”) based upon any theory of federal, state or local statutory or common law, the breach of any provision of any contract (express or implied), or with respect to any facts or circumstances that exist with respect to the relationship among the Company or the Releasing Parties, whether known or unknown, through the date of execution of this Agreement.

***Signature Page Follows***

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written herein above.

BETH JARVIS

TRIPLE BAY INDUSTRIES, INC.

By:
Name:
Title:

AVENEL FINANCIAL GROUP, INC.

By:
Michael Pruitt, President